MassRoots Updates Investors on Recent Progress and Upcoming Milestones

Denver, CO – MassRoots, Inc. (OTCQB:MSRT), one of the leading technology platforms for the cannabis industry, is pleased to release the following update. MassRoots’ latest corporate overview deck is accessible here.

Dear MassRoots Shareholders,

Two weeks ago, MassRoots entered into an agreement to acquire CannaRegs, a cash-flow positive business that tracks the changes in cannabis taxation and regulations across more than 500 localities in California. The closing of the acquisition is subject to certain conditions, as we disclosed in our Current Report on Form 8-K, as amended, filed with the U.S. Securities and Exchange Commission. The acquisition of CannaRegs will come on the heels of our successful acquisitions of Odava, a leading point-of-sale and regulatory compliance platform in July 2017, and Whaxy, an on-line ordering and menu solution both for cannabis retailers in December 2016. Our Odava and Whaxy products are now called MassRoots Retail. MassRoots now offers a portfolio of services to businesses: advertising to cannabis consumers, reporting to state regulatory systems, and streamlined management of their supply chain. We believe that these acquisitions, along with other recent developments, further solidify MassRoots as one of the leading technology companies in the regulated cannabis industry, which ArcView Market Research projects to grow from $6 billion to $22 billion over the next five years.

Our main engineering priority is integrating MassRoots’ community of over a million cannabis consumers with MassRoots Retail, enabling consumers to view pricing and inventory data in real-time, identifying the best strains and products through community-driven reviews, and empowering dispensaries to implement customer loyalty and deal programs to boost retention. We believe the seamless integration of our systems will give us a unique value proposition to dispensaries by consolidating the most important functionality and data collection in one central platform.

We are focused on expanding market share in states where MassRoots Retail is able to report to state regulators via Franwell, Inc.’s METRC system, currently Oregon, Alaska, and Colorado. Just a few weeks ago, it was announced that California will be utilizing METRC, enabling us to enter the largest regulated cannabis market in the U.S. with minimal integration modifications to our point-of-sale system. With more than 1,000 dispensaries expected to be subject to California state regulations for the first time, this presents a unique growth opportunity for MassRoots to on-board these dispensaries to the Odava system as well as our other software services.

Since founding MassRoots four years ago, I have reaffirmed my belief in our Company’s future by purchasing stock on three occasions at $0.50 per share, most recently in July 2017. MassRoots was founded to solve three core opportunities in the cannabis market place:

●	Patients and consumers need an app to find the best products and, as state and App Store regulations permit, order cannabis directly from their smart phones;
●	Cannabis-related businesses are in need of result-driven advertising and customer loyalty systems to boost sales. An online community of over a million of the world’s most passionate cannabis consumers is their target audience; and
●	Dispensaries need reliable software to streamline their operations and manage their compliance reporting to state regulators in an efficient manner.

We believe MassRoots is uniquely positioned to solve these problems. First, we estimate our market-share of cannabis consumers on our mobile applications is among the top three in the country and the MassRoots brand is one of the most recognized in the industry. Second, we have a top-tier engineering team, made up of some of the world’s top technologists that enables us to build better products and move faster than anyone else in the space. Third, MassRoots has one of the largest data sets in the cannabis space, giving us knowledge on the sector very few people have – and giving us the necessary insight to build products that drive immediate value for dispensaries. Lastly, with over 25,000 shareholders, we believe we have access to the capital necessary to rapidly grow our platform.

Going forward, the MassRoots team is focused on two core metrics: the number of businesses utilizing our platform and the monthly recurring revenue. While we utilize a number of other data points to analyze and adjust our strategies, fundamentally, these two metrics best reflect the health of our business. We look forward to regularly updating investors on these metrics and our progress.

With California and several other new markets coming online in the near-future, we are in an incredible position to seize this opportunity and lead the cannabis industry forward. We are grateful for your continued trust in our Company and look forward to updating you on our progress.

Regards,

Isaac Dietrich

Chairman and Chief Executive Officer

MassRoots, Inc.

About MassRoots

MassRoots, Inc. is one of the leading technology platforms for the regulated cannabis industry. Powered by more than one million registered users, the Company's mobile apps empower consumers to make educated cannabis purchasing decisions through community-driven reviews. Its compliance and point-of-sale system, MassRoots Retail, enables cannabis-related businesses to streamline their retail operations and manage compliance reporting to state regulators. With a significant market share of medical cannabis patients in certain markets and more than 25,000 shareholders, the Company believes it is uniquely positioned to best serve the needs of the cannabis industry. For more information, please visit MassRoots.com/Investors and MassRoots, Inc.'s filings with the U.S. Securities and Exchange Commission.

Forward-looking Statements

Certain matters discussed in this announcement contain statements, estimates and projections about the growth of MassRoots, Inc.'s business, partnerships, new features, acquisitions, user growth and related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Factors or events that could cause our actual results to differ may emerge from time to time. MassRoots undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements. For more information, please refer to MassRoots, Inc.’s filings with the U.S. Securities and Exchange Commission.

For Press Only

Isaac Dietrich

Chairman & CEO, MassRoots, Inc.

Isaac@MassRoots.com

Source: MassRoots, Inc.